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                                                                     Exhibit 8.1

                                                               September 2, 1997

CTS Corporation
905 West Boulevard North
Elkhart, IN 46514

        Re:  Joint Proxy Statement/Prospectus of CTS
           Corporation and Dynamics Corporation of America

Gentlemen:

    We have acted as counsel to CTS Corporation (the "Company") in connection with the Joint Proxy Statement/Prospectus on Form S-4, dated September 2, 1997 (the "Joint Proxy Statement/Prospectus") relating to the merger of Dynamics Corporation of America ("DCA") with and into a subsidiary of the Company. Unless otherwise indicated, any defined terms used herein have the same meaning as in the Joint Proxy Statement/Prospectus. We are of the opinion that the section of the Joint Proxy Statement/ Prospectus entitled "The Merger--Certain Federal Income Tax Consequences" accurately summarizes the material federal income tax consequences of the Merger to holders of DCA Common Stock. In connection with the foregoing opinion, we have relied, without independent investigation, upon the completeness and accuracy of the statements and representations of facts set forth in the Merger Agreement and the Joint Proxy Statement/Prospectus, and representations of the managements of the companies with respect to certain additional facts.

    We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Joint Proxy Statement/Prospectus.

                                        Very truly yours,

                                        /s/ Jones, Day, Reavis & Pogue

                                        Jones, Day, Reavis & Pogue